Exhibit 10.15

Confidential

[*****] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined that certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type of information that the company treats as private and confidential.

COLLABORATION & ENGINEERING

SERVICES AGREEMENT

Between

TEXTRON AVIATION INC.

And

SURF AIR MOBILITY INC.

For

CESSNA MODEL 208B GRAND CARAVAN EX

THIS COLLABORATION & ENGINEERING SERVICES AGREEMENT (this “Agreement” or the “CESA”), dated as of September 15, 2022, but effective as of the Effective Date (as defined below), is by and between Textron Aviation Inc., a Kansas corporation, with offices located at One Cessna Boulevard, Wichita, Kansas, U.S.A. 67215 (“TAI”) and Surf Air Mobility Inc., a Delaware corporation, with offices located at 12111 Crenshaw Boulevard, Hawthorne, CA 90250 (“SAM” and together with TAI, the “Parties”, and each a “Party”). “Effective Date” means the first trading date of shares of common stock of SAM or its affiliate on a United States national securities exchange (which, for the avoidance of doubt, may occur following a business combination with a special purpose acquisition company, or SPAC).

RECITALS:

WHEREAS TAI has the capability and capacity to provide certain aviation engineering services;

WHEREAS, TAI is engaged in the business of designing, developing, manufacturing, and supporting the Cessna Model 208B Grand Caravan EX specified on Type Certificate A37CE (individually and collectively as the context permits, the “Caravan”), and has, over the years, acquired and developed substantial and valuable technical expertise, know-how, data, drawings, and specifications related to the Caravan;

WHEREAS, SAM desires to develop and obtain Supplemental Type Certificates from the FAA including any foreign validation by any other aviation authority (“STC”) for electrified propulsion upfits/retrofits of electric or hybrid-electric Caravans and may require the services of TAI, as defined further below;

WHEREAS, SAM has entered into an agreement with TAI for the purchase of 100 Caravan with an option to purchase an additional 50 Caravan to potentially be modified by one or more of the STCs (the “Aircraft Purchase Agreement” or “APA”);

WHEREAS, SAM has entered into an agreement with TAI and Textron Innovations Inc. (“TII”) for the licensing of certain data from TAI and TII (the “Data License Agreement” or “DLA”);

WHEREAS, SAM has entered into an agreement with TAI for sales and marketing (the “Sales and Marketing Agreement” or “SMA”);

WHEREAS, SAM and TAI desire that this Agreement govern the collaboration between the Parties pursuant to the various agreements, namely the CESA, the APA, the SMA, and the DLA (together the “Transaction Documents”);

WHEREAS, SAM, TAI and others have entered into that certain Nondisclosure Agreement effective as of March 1, 2021 (the “NDA”); and

WHEREAS SAM desires to retain TAI to provide the said services, and TAI is willing to perform such services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TAI and SAM agree as follows:

1. Services. TAI shall provide to SAM the services (the “Services”) set out in one or more statements of work issued by SAM if and when accepted by TAI pursuant to this Section 1 (each, a “Statement of Work” or “SOW”). The initial accepted Statement of Work is attached hereto as Exhibit B. Additional Statements of Work shall be deemed issued and accepted only if signed by the TAI Contract Manager and the SAM Contract Manager, appointed pursuant to Section 2.1(a) and Section 3.1, respectively.

2. TAI Obligations. TAI shall:

2.1 Designate employees or contractors that it determines, in its sole discretion, to be capable of filling the following positions:

(a) A primary contact to act as its authorized representative with respect to all matters pertaining to this Agreement (the “TAI Contract Manager”).

(b) A number of employees or contractors that it deems sufficient to perform the Services set out in each Statement of Work, (collectively, with the TAI Contract Manager, “TAI Representatives”).

2.2 Require that the TAI Contract Manager respond promptly to any reasonable requests from SAM for assistance in connection with the Services.

2.3 Cooperate with SAM in its performance of the Services and provide reasonable access to TAI’s premises, employees, contractors, and equipment as required in connection with the Services.

2.4 Maintain records relating to the provision of the Services under this Agreement, including records of the time spent and materials used by TAI in providing the Services.

3. SAM Obligations. SAM shall:

3.1 Designate one of its employees to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement (the “SAM Contract Manager”), with such designation to remain in force unless and until a successor SAM Contract Manager is appointed.

3.2 Require that the SAM Contract Manager respond promptly to any reasonable requests from TAI for instructions, information, or approvals required by TAI to provide the Services.

3.3 Cooperate with TAI in its performance of the Services and provide reasonable access to SAM’s premises, employees, contractors, and equipment as required to enable TAI to provide the Services.

3.4 Take all steps necessary, including obtaining any required licenses or consents, to prevent SAM-caused delays in TAI’s provision of the Services.

4. Fees and Expenses.

4.1 In consideration of the provision of the Services by TAI and the rights granted to SAM under this Agreement, SAM shall pay the fees set out in TAI’s then current fee schedule as it may be updated from time to time, with initial rates attached as Exhibit C, unless otherwise set forth as a firm fixed price in the applicable Statement of Work. In the event of any joint development activity occurring on a Statement of Work, the Parties shall enter into a joint development agreement prior to engaging in any such activity. Payment to TAI of such fees and the reimbursement of expenses pursuant to this Section 4 shall constitute payment in full for the performance of the Services. Unless otherwise provided in the applicable Statement of Work, said fee will be payable within 30 days of receipt by the SAM of an invoice from TAI following completion of the Services performed pursuant to the applicable Statement of Work. The Agreement is considered to be a commercial time and material contract, or firm fixed price as defined in the applicable SOW. Place of performance, origin and FOB point shall be the applicable TAI facility in Wichita, Kansas, USA.

4.2 SAM shall reimburse TAI for all reasonable expenses incurred in accordance with the applicable Statement of Work, within 30 days of receipt by the SAM of an invoice from TAI accompanied by receipts and reasonable supporting documentation.

4.3 SAM shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by SAM hereunder; provided, that, in no event shall SAM pay or be responsible for any taxes imposed on, or regarding, TAI’s income, revenues, gross receipts, personnel, or real or personal property or other assets.

4.4 All late payments shall bear interest at the lesser of (a) the rate of 1.5% per month and (b) the highest rate permissible under applicable law, calculated daily and compounded monthly. SAM shall also reimburse TAI for all costs incurred in collecting any late payments, including, without limitation, attorneys’ fees. In addition to all other remedies available under this Agreement or at law (which TAI does not waive by the exercise of any rights hereunder), TAI shall be entitled to suspend the provision of any Services if the SAM fails to pay any amounts/fees when due hereunder and such failure continues for 15 days following written notice thereof.

4.5 All payments are Net 30 and shall be made from SAM’s account, including SAM’s name as the originator or “By order of” SAM and issued to TAI by electronic wire transfer to the following address:

[*****]

TAI reserves the right to reject any other form of payment. TAI shall have the right to reject or accept payment-related transfers or requests without prejudice that do not comply with its then-existing finance and anti-money laundering policies.

5. Limited Warranty and Limitation of Liability.

5.1 TAI warrants that it shall perform the Services:

(a) In accordance with the terms and subject to the conditions set out in the respective Statement of Work and this Agreement.

(b) Using personnel of commercially reasonable skill, experience, and qualifications.

(c) In a workmanlike manner in accordance with generally recognized industry standards for similar services.

5.2 TAI’s sole and exclusive liability and SAM’s sole and exclusive remedy for breach of this warranty shall be as follows:

(a) TAI shall use reasonable commercial efforts to promptly cure any such breach; provided, that if TAI cannot cure such breach within a reasonable time (but no more than 60 days) after SAM’s written notice of such breach, SAM may, at its option, terminate the Agreement by serving written notice of termination in accordance with Section 9.2.

(b) In the event the Agreement is terminated pursuant to Section 5.2(a) above, TAI shall within 90 days after the effective date of termination, refund to SAM any fees paid by the SAM as of the date of termination for the Service or Deliverables (as defined in Section 6 below), less a deduction equal to the fees for receipt or use of such Deliverables or Service up to and including the date of termination on a pro-rated basis.

(c) The foregoing remedy shall not be available unless SAM provides written notice of such breach within 60 days after delivery of such Service or Deliverable to SAM.

5.3 TAI MAKES NO WARRANTIES EXCEPT FOR THAT PROVIDED IN SECTION 5.1, ABOVE. ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

6. Intellectual Property.

6.1 All intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, “Intellectual Property Rights”) in and to all documents, work product and other materials that are delivered to SAM under this Agreement or prepared by or on behalf of TAI in the course of performing the Services, including any items identified as such in the Statement of Work (collectively, the “Deliverables”), except for any Confidential Information of TAI, shall be owned by SAM. Without limiting the generality of the foregoing, SAM owns all of the Intellectual Property Rights related to or in connection with the STCs being developed by, developed by and/or obtained by SAM. The Deliverables and the Services shall be deemed a “work made for hire,” as such term is defined in the United States Copyright Act, for SAM as copyright owner; and to the extent any of the Deliverables do not qualify as a “work made for hire” as defined by the United States Copyright Act, TAI hereby irrevocably assigns and transfers to SAM and its successors and assigns all rights in and to the Deliverables and the Services, including, but not limited to, all Intellectual Property Rights with respect thereto. If all or any part of the Deliverables or the Services or any Intellectual Property Rights therein are not legally assignable by TAI, then TAI hereby grants the Corporation an unlimited, perpetual, fully sub-licensable, royalty-free, fully paid-up license to use such Deliverables, Services or Intellectual Property Rights for any purpose worldwide. TAI will cooperate with SAM by, among other things, signing any documentation reasonably required by SAM to vest title to the Deliverables and the Services in SAM, and to prepare and file any applications with any governmental authority to protect the Deliverables and the Services as “work made for hire” for SAM. The Parties recognize that pursuant to other Transaction Documents, the foregoing license provided for above in this Section only applies to the Deliverables, the Services and the Intellectual Property Rights with respect thereto under this Agreement.

6.2 SAM hereby grants to TAI and its Affiliates an irrevocable license to use all Intellectual Property Rights in the Deliverables and Services free of additional charge and on a non-exclusive, worldwide, nontransferable (other than to Affiliates), nonsublicensable (other than to Affiliates), fully paid-up, royalty-free and perpetual basis.

6.3 SAM hereby irrevocably covenants that at no time will it, its Affiliates, successors, or its assigns, directly or indirectly, alone or by, with, or through others, cause, induce, or authorize, or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of/commence, maintain, or prosecute any action or proceeding of any kind or nature whatsoever (including, but not limited to, any suit, complaint, grievance, demand, claim, or cause of action in, of, or before any government authority) against TAI, or any of its Affiliates or any of their past or present directors, officers, employees, successors, assigns, customers, manufacturers, distributors, licensees, or other transferees based upon assertion of misappropriation, direct or indirect infringement of any claim of any Intellectual Property Right in the Deliverables or Services by any product manufactured, used, offered for sale, sold, imported, or otherwise transferred by TAI or any of its Affiliates at any time.

6.4 The parties agree that any joint development shall be governed by a separate agreement as provided for in Section 4.1 and that in the absence of any such agreement, the foregoing Section 6.1 shall govern the subject matter of each Statement of Work under this Agreement.

7. Confidentiality; Disclosure. From time to time during the Term of this Agreement, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”), non-public, proprietary, and confidential information of Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed and within 10 days thereafter, is summarized in writing and confirmed as confidential (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Receiving Party’s breach of this Section 7; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party’s possession prior to Disclosing Party’s disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Group who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

If the Receiving Party is required by applicable law or legal process to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify Disclosing Party of such requirements to afford Disclosing Party the opportunity to seek, at Disclosing Party’s sole cost and expense, a protective order or other remedy. For purposes of this Section only, Receiving Party’s Group shall mean the Receiving Party’s Affiliates and its or their employees, officers, directors, shareholders, partners, members, managers, agents, independent contractors, representatives, sublicensees, subcontractors, attorneys, accountants, and financial advisors (together “Representatives”).

Notwithstanding any other provision of this Agreement, the Receiving Party shall have the right, at any time during or after the term of this Agreement, to disclose, publish, disseminate, and use Residual Information for any purpose in its business, provided that the Receiving Party does not, and does not permit its Representatives to, breach its confidentiality obligations under this Agreement in using such Residual Information. For purposes of this Agreement, the term “Residual Information” means any confidential information in intangible form (including, without limitation, ideas, concepts, know-how, or techniques) that is retained in the memory of the Receiving Party’s Representatives who use or have access to such Confidential Information. The Receiving Party shall not have any obligation to limit or restrict the work assignments of any of its Representatives or to pay the Disclosing Party any royalties for any work product developed in reliance on or through the use of, in whole or in part, any Residual Information, provided, however, that this Section shall not be deemed to grant to the Recipient any right, title or interest (including, without limitation, any Intellectual Property Rights) in or to any Confidential Information.

Notwithstanding any other provision of this Agreement, SAM shall not publicly disclose any of the Transaction Documents or information relating thereto except in the circumstances described in this paragraph. In the event that SAM determines upon the advice of counsel that it is required by law or applicable regulations to disclose (each instance, a “Disclosure”) through filings with the SEC or disclosure to investors of any of the Transaction Documents or any information related thereto, SAM shall (i) consult with TAI to mutually agree upon the scope and substance of the required Disclosure; provided, however, that if SAM and TAI are unable to mutually agree on such scope and substance, SAM’s reasonable determination (based upon the written advice of counsel) shall control, and (ii) deliver to TAI a copy of the applicable Disclosure and notice of the date for making such Disclosure (the “Disclosure Date”) and use reasonable best efforts to deliver such copy of the Disclosure at least ten (10) Business Days prior to the Disclosure Date. SAM shall modify such Disclosure based upon the commercially reasonable comments of TAI and address any comments provided by TAI to TAI’s reasonable satisfaction (provided such comments are delivered to SAM no later than two (2) Business Days prior to the Disclosure Date), , including by making any commercially reasonable requests for confidential treatment or redactions to copies of the Transactions Documents required to be included as an exhibit to an SEC filing, provided that, in the reasonable opinion of SAM (upon the written advice of counsel), any such requests would not violate applicable laws or regulations with respect to the Disclosure. In addition, SAM shall promptly provide to TAI copies of any correspondence from a governmental authority in respect of a Disclosure and shall cooperate in good faith with TAI in responding to such correspondence and amending the Disclosure, to the extent necessary.

In the event that there is deemed to be any conflict between the provisions of the NDA and this Agreement as to the subject matter hereof and the parties hereto, the provisions of this Agreement shall control.

8. Restrictive Markings and Export Compliance

8.1 Markings. Services and Deliverables subject to this Agreement may contain markings identifying such as proprietary to either Party or as being subject to U.S. export control laws. Each Party shall not alter or remove any such restrictive markings. Any copies of the Services and Deliverables authorized by this Agreement to be reproduced by either Party shall contain identical restrictive markings. Any compilations or incorporation of the Services or Deliverables in part or in whole into documents created by a Party shall likewise carry identical restrictive markings. Additionally, any Export-controlled Services or Deliverables furnished under this Agreement will be marked with the following wording as applicable:

(a) For items subject to the International Traffic in Arms Regulations (“ITAR”): “These commodities, technology, or software are controlled under the International Traffic in Arms Regulations. Export or diversion contrary to U.S. law is strictly prohibited.”

(b) For items subject to the Export Administration Regulations (“EAR”): “These commodities, technology, or software are controlled under the Export Administration Regulations. Export or diversion contrary to U.S. law is strictly prohibited.”

8.2 Export Compliance. The Parties shall not disclose any Technical Data furnished hereunder and neither Party shall make sales of products using the Technical Data in any manner contrary to the laws and regulations of the USA or any applicable foreign export laws and regulations. The information that the Parties may wish to disclose pursuant to this Agreement and any export of the Technical Data may be subject to the provisions of the U.S. Export Administration Act of 1979 (50 USC 2401-2410), the U.S. Export Administration Regulations promulgated thereunder (15 CFR 768-799), the U.S. International Traffic in Arms Regulations (22 CFR 120-130), the regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Foreign Corrupt Practices Act. The Parties acknowledge that these statutes and regulations may impose restrictions on export, import, and transfer to third countries and persons and entities of certain categories of data and articles, and that licenses and/or registrations from the US Department of State and/or the US Department of Commerce and/or the US Department of Treasury’s Office of Foreign Assets Control may be required before such data and articles can be disclosed or sold or exported hereunder or pursuant hereto, and that such licenses may impose further restrictions on use and further disclosure or export or use of such data and articles. For these reasons, each Party agrees to share, upon request, information related to and including the export classifications of technical data, commodities, or software transferred under this Agreement. Disclosure or export of such data and articles to foreign persons is subject to the above regulations regardless if the export occurs in the USA or abroad. Each Party agrees to comply with all applicable USA governmental regulations as they relate to the export, import and re-export of data, articles and the subject matter hereof. Prior to any transfer of Technical Data, each Party shall ensure that all necessary authorizations are obtained and that all the goods and documentation to be exported or delivered that are controlled under USA export laws and regulations are accompanied by the required USA government authorizations. SAM shall immediately notify TAI if it or any of its subcontractors or suppliers becomes listed on any Excluded or Denied Party List of an agency of the U.S. Government or its export or import privileges are denied, suspended, or revoked.

9. Term, Termination, and Survival.

9.1 This Agreement shall commence as of the Effective Date and shall continue thereafter until the completion of the Services under all Statements of Work unless sooner terminated pursuant to Section 9.2 or Section 9.3.

9.2 Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(a) Materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach.

(b) Becomes insolvent or admits its inability to pay its debts generally as they become due.

(c) Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 business days after filing.

(d) Is dissolved or liquidated or takes any corporate action for such purpose.

(e) Makes a general assignment for the benefit of creditors.

(f) Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

9.3 Notwithstanding anything to the contrary in Section 9.2(a), TAI may terminate this Agreement upon written notice to SAM upon the occurrence of any of the following events (each of the following, a “Specified Event of Default”):

(a) SAM fails to pay any undisputed amount when due hereunder and such failure continues for 30 days after SAM’s receipt of written notice of nonpayment;

(b) SAM fails to timely achieve, complete, or pass any of the SAM Caravan STC Milestone Requirements by the applicable SAM Completion Date (subject to the applicable cure period) as set forth in Exhibit A as determined in the good faith discretion of TAI; provided that, the applicable SAM Completion Dates shall be equitably adjusted to the extent SAM is not able to achieve, complete or pass any SAM Caravan STC Milestone Requirement or such SAM Caravan STC Milestone Requirement is not otherwise met, in each case as a result of (a) the material breach of TAI of its obligations hereunder or (b) the occurrence of a Force Majeure Event, with an extension to the corresponding SAM Completion Date commensurate with the delay caused by such TAI breach or Force Majeure Event, provided, however, that no extension related to a Force Majeure Event shall be longer than 45 days;

(c) the occurrence of a “Change of Control”, which means (i) the acquisition by any Person of ownership or power to vote more than 49% of the voting stock of SAM by means of any transaction or series of related transactions (including any reorganization, merger or consolidation, but excluding any business combination with a SPAC by SAM or its Affiliate completed prior to the one (1) year anniversary of the date hereof), (ii) the acquisition of ownership or power to vote more than 10% of the voting stock of SAM by a TAI competitor, (iii) a sale of all or substantially all of the assets of SAM, (iv) a material change of SAM’s senior leadership occurring prior to the five (5) year anniversary of the date hereof, in each case of the foregoing clauses (i) – (iv), directly or indirectly, including as to any successor of SAM;

(d) TAI determines, in its reasonable discretion, that the market for SAM aircraft outside of the Caravan purchased pursuant to the APA is not economically viable;

(e) TAI determines, in its reasonable discretion, that the FAA is unlikely to approve an STC as contemplated by this Agreement;

(f) TAI determines in its reasonable discretion, that SAM has failed to adequately develop its products offerings as compared to third-parties pursuing similar or the same objectives, including the commercial availability of an alternative system prior to SAM obtaining the STC contemplated by the initial Statement of Work;

(g) TAI ceases to manufacture the Caravan;

(h) if any of the Transaction Documents are terminated for any reason; or

(i) if the Effective Date does not occur on or prior to March 31, 2023.

With respect to Clauses 9.3(d), (e) and (f) above, TAI may exercise its termination right only upon ninety (90) days’ written notice to SAM delivered during the month of December in any year during the term of this Agreement.

9.4 The rights and obligations of the Parties set forth in this Section 9.4 and any right or obligation of the Parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

10. Limitation of Liability.

10.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

10.2 IN NO EVENT SHALL TAI’s AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED TWO (2) TIMES THE AGGREGATE AMOUNTS PAID OR PAYABLE TO TAI IN THE THREE-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

11. Insurance.

11.1 SAM shall acquire and maintain at its sole cost and expense, including any deductibles or self-insured retentions, throughout the Term of this Agreement and for a period of five (5) years following the termination or expiration of this Agreement, the following insurance coverages:

Comprehensive General Liability insurance in the amount of [*****] per occurrence and [*****] in aggregate;

Aviation Products Liability insurance for a Combined Single Limit (Bodily and Property Damage) in the amount of [*****], whichever is greater (as to this particular coverage only, it is not required until the activities provided in any given Statement of Work include any high speed taxi or flight test activities, in which case such coverage shall be bound no later than sixty (60) days prior to such activities occurring);

Property Insurance against loss of or damage to any materials or tools in an amount equivalent to replacement cost value of the material and/or tools in the event the aforesaid materials and tools are owned by or furnished by TAI and supplied to SAM; and

Workers Compensation Insurance with statutory limits as required in the state(s) of operation and providing coverage for any employee entering onto TAI premises, even if not required by statute. Employer’s Liability or “Stop Gap” insurance with limits of not less than [*****] each accident, each person and each disease.

For sake of clarity of expectations, should at some point in the future the Parties enter into a long- term supply agreement the insurance limits set forth above shall be increased and/or adjusted to be comparable to TAI’s then current insurance requirements for suppliers of similar type systems.

Insurance policies shall (i) include TAI and its respective directors, officers, employees and agents as additional insured parties; (ii) contain an endorsement which requires that thirty (30) days written notice be given to TAI prior to any material change, cancellation, nonrenewal, or material change of the policy; and (iii) provide adequate protection for SAM, TAI, and their respective officers, employees, and agents against the Claims, demands, causes of action or damages, including attorney’s fees, for liability hereunder, regardless of when such Claims are made or when underlying injuries occur or manifest themselves. Insurance policies shall not contain crossclaim, cross-suit, or other such exclusion clauses which would preclude additional insured parties from instituting causes of action against other insureds under the policy or which would otherwise limit coverage of additional insureds. In the event SAM’s insurance is canceled or not renewed and replacement insurance is not obtained prior to the effective date of such cancellation or nonrenewal, TAI shall have the right to procure such coverage and charge the expenses incurred to SAM. Upon request, SAM shall furnish a copy of the insurance policy to TAI. Failure to maintain this coverage shall be considered a material breach of this Agreement.

11.2 Certificate of Insurance. Prior to the provision of any services under this Agreement, original signed certificates issued by SAM’s insurance company or insurance broker evidencing the insurance required above shall be provided to TAI at the following address:

[*****]

Such certificates shall set forth, minimally, the amount of insurance, the additional insured endorsement, the policy number, the date of expiration, and an endorsement that TAI shall receive thirty (30) days written notice prior to termination, reduction or material modification of the coverage. Certificates shall be furnished to TAI upon renewal of insurance. In the event SAM has not provided its certificate of insurance as required herein, TAI shall have the right to procure such coverage and charge the expense incurred, plus any applicable deductibles or self-insured retentions applied to a claim, to SAM. Failure to maintain the required insurance or to provide a certificate of insurance that complies with this provision shall be considered a material breach of this Agreement.

12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section).

If to TAI:	Textron Aviation Inc.

[*****]

with a copy to:	Textron Aviation Inc.

[*****]
If to SAM:	Surf Air Mobility Inc.

[*****]

with a copy to:	Surf Air Mobility Inc.

[*****]

13. Assignment. Any purported assignment or delegation in violation of this Section 13 shall be null and void. No assignment or delegation shall relieve SAM of any of its obligations under this Agreement. TAI may assign any of its rights or delegate any of its obligations to any Affiliate or to any person acquiring all or substantially all of TAI’s assets without SAM’s consent. As used in this Agreement, “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, where control may be by either management authority, contract or equity interest. As used in this definition, “control” and correlative terms mean the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

14. Relationship of the Parties. The relationship between the Parties is that of independent contractors. The details of the method and manner for performance of the Services by TAI shall be under its own control, SAM being interested only in the results thereof. TAI shall be solely responsible for supervising, controlling and directing the details and manner of the completion of the Services. Nothing in this Agreement shall give the SAM the right to instruct, supervise, control, or direct the details and manner of the completion of the Services. The Services must meet the SAM’s final approval and shall be subject to the SAM’s general right of inspection throughout the performance of the Services and to secure satisfactory final completion. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

15. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) the headings or captions for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (c) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (d) references to a Person are also to the Person’s successors and permitted assigns; and (e) references to agreements and laws are also to the same as amended, restated or otherwise modified from time to time. “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

16. Governing Law/Forum. The Parties agree this Agreement will be deemed made and entered into and will be performed wholly within the State of Kansas and any dispute arising under, out of or related in any way to this Agreement, the legal relationship between TAI and SAM or the transaction that is the subject matter of this Agreement (collectively “Dispute”) will be governed and construed under the laws of the State of Kansas, USA, exclusive of conflicts of laws. Any Dispute will be adjudicated solely and exclusively in the United States District Court for the State of Kansas, in Wichita, Kansas or, if that court lacks jurisdiction, Kansas state courts of the 18th Judicial District. Each of the Parties (i) consent to the exclusive, personal jurisdiction of these courts and, by signing this Agreement, waive any objection to venue of these Kansas courts and (ii) agree that final judgment brought in these courts will be conclusive and binding upon the parties and may be enforced in any other courts with jurisdiction over the parties.

17. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS OR APPENDICES ATTACHED TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Entire Agreement. This Agreement and any attached statements of work, schedules and exhibits constitute the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, communications and understandings of the Parties. Each of the Parties acknowledges that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, and not contained herein, concerning the subject matter hereof to induce the Party to execute or authorize the execution of this Agreement, and acknowledges that the Party has not executed or authorized the execution of this instrument in reliance upon any such promise, representation, or warranty not contained herein. For the avoidance of doubt, each of the Transaction Documents govern as to their respective subject matter independently, and without integration.

19. Force Majeure. Neither Party shall be deemed in default or otherwise liable hereunder due to its inability to perform (except for any obligations of SAM to pay TAI hereunder) by reason of any act of God, fire, earthquake, flood, epidemic, pandemic, quarantine, accident, explosion, casualty, strike, lockout, slowdown, labor controversy or other industrial disturbances, riot, civil disturbance, act of public enemy, embargo, war, any municipal, county, state, national or international ordinance or law, any executive, administrative, judicial or similar order (which order is not the result of any act or omission to act which would constitute a default under this Agreement), government action or inaction (other than any action or inaction by the FAA related to the STC), delay in supplier deliveries, any failure or delay of any transportation, power, or other essential thing required, or similar causes beyond the Party’s control (each a “Force Majeure Event”). In such case, the Party affected by the Force Majeure Event shall notify the other Party of its inability to perform. Any delay in performance shall be no greater than the Force Majeure Event causing the delay.

20. Joint Drafting. This Agreement is to be construed as if drafted jointly by the Parties and no presumption will arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

21. Amendments. No modification to this Agreement will be effective unless in writing as an amendment to this Agreement, which specifically references this Agreement, and is signed by both Parties.

22. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

23. No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

24. Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability shall not affect any other provision hereof or the interpretation and effect of the Agreement as to any other jurisdiction, and the remainder of the Agreement, disregarding such illegal, invalid or unenforceable provision, shall continue in full force and effect as though such illegal, invalid, or unenforceable provision had not been contained herein.

25. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver shall constitute a continuing waiver.

26. Counterparts/Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing an original signature. By signing below, the signatories to this Agreement verify they have full authority to bind and do hereby bind their respective Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

Surf Air Mobility Inc.

By	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	CEO

Textron Aviation Inc.

By	[*****]
Name:	[*****]
Title:	[*****]

Signature Page to Collaboration and Engineering Services Agreement

EXHIBIT A

SAM CARAVAN STC MILESTONE REQUIREMENTS

No.	SAM Caravan STC Milestone Requirement	SAM Completion Date	Cure Period	SAM Completion Standard[1]
1	Source selection of [*****]	[*****]	90 Days	[*****]
2	Certification plan submittal.	[*****]	90 Days	[*****]
3	[*****]	[*****]	90 Days	[*****]
4	[*****]	[*****]	90 Days	[*****]
5	[*****]	[*****]	90 Days	[*****]
6	[*****]	[*****]	90 Days	[*****]
7	Type Inspection Authorization.	[*****]	90 Days	Per FAA Issued ACO Authorization Letter
8	[*****]	[*****]	90 Days	[*****]
9	Issuance of Supplemental Type Certificate.	[*****]	90 Days	Per FAA Issued Supplemental Type Certificate

[1]	In each case followed by Notice of verification by TAI to SAM. TAI’s verification of each STC Milestone Requirement shall not be construed as an endorsement, engineering validation, or shift in responsibility from SAM to TAI of any obligations or duties of SAM under this Agreement or to any aviation authority, including, without limitation, the FAA unless otherwise agreed to in writing signed by a TAI senior vice president of engineering.

EXHIBIT B

INITIAL STATEMENT OF WORK

This Initial Statement of Work shall be titled: OEM Review and Comment Concerning Aircraft Series Hybrid Propulsion System Development Process

Statement of Work Scope: This SOW shall be limited to a Series Hybrid-Electric Propulsion System for the Caravan.

The TAI Contract Manager for this SOW shall be identified by TAI to SAM.

The SAM Contract Manager for this SOW shall be identified by SAM to TAI.

No.	TAI Activity/Service	SAM Activity	Fees
1	Review and comment regarding SAM Activity.	Source selection of [*****]	time and materials
2	Review and comment regarding SAM Activity.	Certification plan submittal.	time and materials
2(a)	Drawings and Data Support pursuant to Data License Agreement Begins	No. 1 & 2	time and materials
3	Review and comment regarding SAM Activity.	[*****]	time and materials
4	Review and comment regarding SAM Activity.	[*****]	time and materials
5	Review and comment regarding SAM Activity.	[*****]	time and materials
6	Review and comment regarding SAM Activity.	[*****]	time and materials
7	Review and comment regarding SAM Activity.	Type Inspection Authorization.	time and materials
8	Review and comment regarding SAM Activity.	[*****]	time and materials
9	Review and comment regarding SAM Activity.	Issuance of Supplemental Type Certificate.	time and materials

The bailment of 2 Caravan airframes selected by TAI pursuant to a bailment agreement negotiated in good faith.

EXHIBIT C

●	[*****] 2022-2023 RATES FOR ENGINEERING SUPPORT.

●	[*****] FOR ON REQUEST ENGINEERING DIRECTOR SUPPORT FOR ENGINEERING ACTIVITIES, PROGRAM REVIEWS AND MILESTONE GATES.

●	[*****] FOR ON REQUEST ENGINEERING VP SUPPORT FOR PROGRAM REVIEWS AND MILESTONE GATES.